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                                                                   EXHIBIT 10.23


SHARE PURCHASE AGREEMENT


This Agreement as of 22 November, 1996, by and between

1.   Borealis Holding AB, 556182-5174, 444 86 Stenungsund, Sweden
     ("Seller")

2.   Lear Corporation Sweden AB, 556410-5673, Box 942,
     461 29 Trollhattan, Sweden
     ("Buyer")

____________


BACKGROUND

Borealis Industrier AB (the "Company"), a company duly organized and validly existing under the laws of Sweden with Swedish corporate registration number 556034-7634, is on its own and through its Subsidiaries engaged principally in business related to developing, manufacturing and marketing polymer systems and components for the automotive industry.

Seller owns all of the issued and outstanding capital stock of the Company, which consists of 33,300 shares, each having a par value of SEK 1,000 (collectively, the "Shares").

Seller wishes to sell the Shares.

Buyer is inter alia engaged in business related to the automotive industry, principally the development, manufacturing and marketing of automotive seating, interior and similar products.

Buyer wishes to buy the Shares.



The parties have therefore entered into the following agreement.

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DEFINITIONS

In this agreement, the following terms will have the following meanings (equally applicable to the singular and plural forms):

"Accounting Principles" means the accounting principles applied by Company and Subsidiaries, as defined below, which principles are reflected in the Audited Financial Statements and are in accordance with applicable laws and the generally accepted accounting principles in Sweden ("god redovisningssed").

"Accounts" means the consolidated balance sheets and profit and loss statements of the Group as of 30 June 1996, including the Auditors report 1996-07-11, prepared in accordance with the Accounting Principles and annexed as Appendix 1.

"Affiliates" means the companies listed in Appendix 2.

"Agreement" means this share purchase agreement including all appendices and exhibits, all as may be amended in writing from time to time.

"Audited Financial Statements" means the audited consolidated financial statements, including the balance sheet and profit and loss statement, with notes, of Company and each of Subsidiaries, except for Tanum Komponenter AB, as of 31 December 1995 prepared in accordance with the Accounting Principles and certified by the external auditors of Company, Appendix 3.

"Buyer" has the meaning set forth in the introductory paragraph.

"Closing" means the closing of the sale and the purchase of the Shares in accordance with section 2.

"Closing Date" means the tenth business day after the date on which the condition in section 2.2.c and 2.3 is met and provided that the conditions in section 2.2.a and 2.2.b are met on such date, or such later day as may be agreed in writing.

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"Company" has the meaning set forth in the background paragraph.

"Force Majeure" means any event occurring outside the normal course of business which is (i) beyond the direct control of Company or Subsidiaries and (ii) not adequately covered by insurance, the consequence of which is so adverse to the financial condition, business or operations of the Group as to substantially frustrate the normal commercial activities of the Group including without limitation but subject to the foregoing qualifications an inadequately insured major and sudden environmental occurrence, explosion, fire or catastrophe at the premises of Company or any of Subsidiaries, the effect of which would decommission a substantial portion of the production for an extended period, war, hostilities, invasion, rebellion, general labour walkouts by the personnel of the Group or a significant proportion of them, not caused by an act of Buyer, contamination, or natural catastrophe such as earthquake or similar occurrence.

"Group" means Company and Subsidiaries.

"Lien" means any lien, security interest, charge, mortgage or other similar encumbrance.

"Material Adverse Effect" means any material adverse change in, or material adverse effect on, the financial condition, business or operations of the Group taken as a whole and for these purposes such a change or effect would be material if the resulting net loss or damage exceeds SEK 1,000,000.

"Material Agreements" has the meaning set forth in section 3.22.

"Parties" means Seller and Buyer.

"Purchase Price" has the meaning set forth in section 1.

"Seller" has the meaning set forth in the introductory paragraph.

"Seller Affiliates" means companies within the Borealis A/S group of companies, except the Group.

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"Seller's knowledge" means the knowledge of the directors and management of
Seller and the knowledge of the management team, the site managers, the environmental officers and the financial officers of the Group.

"Shares" has the meaning set forth in the background paragraph.

"Subsidiaries" means the direct and indirect owned subsidiaries of Company listed in Appendix 4.

"Taxes" has the meaning set forth in section 3.12.

__________

1.     PURCHASE PRICE

1.1 The Purchase Price for the Shares shall be SEK four hundred sixty nine million (469,000,000)

       The Purchase Price shall be paid at Closing in readily available funds in Swedish kronor to the bank account designated by Seller at the latest ten
       (10) days prior to the Closing and in accordance with section 2 below.

1.2    EQUITY

       The Group's equity as per 27 October 1996 will be SEK two hundred fifty four million four hundred thousand (254,400,000) whereby the result for the period 1 January - 27 October 1996 will (independent whether a profit or a loss) be adjusted with a tax rate at 28 % on taxable profits and on tax deductible losses. Should the equity as of 27 October 1996 differ from the amount of SEK 254,400,000, the Purchase Price will be adjusted by such difference as set forth in paragraph 1.4 below.

       Equity shall mean restricted equity consisting of share capital and restricted reserves as of 31 December 1995 to which shall be added profit/loss brought forward and profit/loss for 1996 up to and including 27 October 1996.

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1.3   CLOSING AUDIT

1.3.1 Seller and Buyer will together with representatives from Company and in consultation with Company's auditors and the auditors nominated by Buyer establish a complete balance sheet for the Group as per 27 October 1996 ("Closing Audit") by the later of 27 November 1996 and thirty (30) days after Closing.

1.3.2 The Closing Audit - which forms the basis for the establishment of the Group's equity as per 27 October 1996 according to Section 1.2 above - will be established in accordance with the Accounting Principles.

      If Company's costs for the period 1 January - 27 October 1996 includes costs incurred under the divestiture agreement with Applied Composites AB greater than MSEK 8.0 (which amount has been included in the calculation of the MSEK 254.4 amount) only 75 % of the excess amount shall be included in the result calculation for the said period forming part of the Closing Audit.

      In the Company's costs for the period 1 January - 27 October 1996 will only be included costs incurred under the divestiture agreement with Seitz Skandinavien AB greater than SEK 300,000 (which amount has been included in the calculation of the MSEK 254.4 amount).

      Any difference from the book value of the value of the real properties Granaten 28, Tidaholm, Sibbarp 24:1, Eslov and Assarebyn 1:15, Fargelanda, shall not affect the establishment of the Group's equity as per 27 October 1996.

1.3.3 The Closing Audit will be audited by the current auditors of Company and the auditors nominated by Buyer. The auditors will not later than 30 days after the establishment of the Closing Audit jointly render their opinion concerning the equity of the Group according to the Closing Audit. Should the auditors not be able to

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      render a joint opinion concerning the equity, the value will finally be established by a third party auditor nominated by the above mentioned auditors or if such auditors could not agree on a third party auditor, by an auditor appointed at either Party's request by the Stockholm Chamber of Commerce which auditor shall be a member of the Association of Authorised Auditors (FAR, Foreningen Auktoriserade Revisorer). The equity established by the third party auditor shall be presented no later than thirty (30) days after the appointment of such third party auditor.

      1.3.4 Time limits provided for in 1.3.1 - 1.3.3 above shall be adjusted by such time as may be deemed reasonable by the auditors.

      1.4   PURCHASE PRICE ADJUSTMENTS

      1.4.1 The Purchase Price will be adjusted by an amount equal to the difference between the equity as per 27 October 1996 set forth according to the Closing Audit established under 1.3 above and the equity amount SEK 254,400,000 according to 1.2 above.

      1.4.2 Settlement of the Purchase Price adjustment according to Section
            1.4.1 above, will be carried out within ten (10) business days from the presentation of the established equity. The established adjustment amount will carry an interest from Closing in accordance with 5 Section the Swedish Interest Act up to the due date and in accordance with 6 Section thereafter.





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2.     CLOSING

2.1 On the terms and subject to the conditions set forth in the Agreement, Seller hereby agrees to sell the Shares on the Closing Date, and Buyer hereby agrees to purchase the Shares and to pay to Seller the Purchase Price.

       On execution and delivery of this Agreement Seller will deliver to Buyer evidence reasonably satisfactory to Buyer of the authority of any person signing for Seller's behalf and Buyer will deliver to Seller evidence reasonably satisfactory to Seller of the authority of any person signing on its behalf.

       On the delivery by Seller to Buyer of the stock certificates representing the Shares, Buyer will have full title to and ownership of the Shares, free and clear of any and all Liens other than Liens Buyer created.

       The Closing will take place on the Closing Date in the offices of Lagerlof & Leman in Brussels, Belgium, at 11.00 am.

2.2    CONDITIONS TO BUYER'S OBLIGATIONS

       Buyer's obligations to proceed to Closing in accordance with the terms of this Agreement will at Buyer's option be subject to the following conditions:

       (a) no Force Majeure or other event has occured which fundamentally changes the conditions and the prerequisites for this Agreement, and which could not have been foreseen at signing hereof and which is not due to events caused by Buyer.

       (b) no withdrawal has been made by a third party of its consent, comfort or quiet enjoyment required and given as agreed between the parties prior to signing, provided the withdrawal is not caused by Buyer.

       (c) the Swedish Competition Authority (i) having issued an order declaring that it will not challenge the sale or any terms of

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            this Agreement, or (ii) having permitted 30 days to elapse after notification of the transaction(s) contemplated by this Agreement to it without initiating a special investigation provided that, for the avoidance of doubt, in the event of any challenge by the Swedish Competition Authority to any of the terms of this Agreement, the provisions of section 2.8 shall apply.

2.3    CONDITIONS TO SELLER'S OBLIGATIONS

       Seller's obligations to proceed with the Closing in accordance with the terms of this Agreement will be subject to the Swedish Competition Authority (i) having issued an order declaring that it will not challenge the sale or any terms of this Agreement, or (ii) having permitted 30 days to elapse after notification of the transaction(s) contemplated by this Agreement to it without initiating a special investigation provided that, for the avoidance of doubt, in the event of any challenge by the Swedish Competition Authority to any of the terms of this Agreement, the provisions of section 2.8 shall apply.

2.4    BEST EFFORTS

       Each party agrees to use its best efforts to cause the conditions precedent to its own obligations to be fulfilled as soon as possible.

2.5    NON-OCCURRENCE

       If Closing has not occurred by 15 December 1996, due to the nonfulfillment of the conditions described in Sections 2.2 or 2.3 above, this Agreement will, on the expiry of the said date, and provided that none of the Parties is in breach of its obligations under section 2.4 above and that the other party does not waive such obligation in writing, terminate and become void without either party having any liability towards the other.

       If Closing has not duly occurred by reason of Buyer's or Seller's breach of its obligations hereunder, the non-defaulting party may terminate the Agreement and such termination will be without prejudice to the rights of the non-defaulting party to recover

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       damages and/or, in its discretion, to obtain any other available remedies, such as specific performance.

2.6    AT CLOSING

       At Closing;

       (a) Seller will deliver to Buyer duly endorsed in blank share certificates in respect of the Shares and all shares of Subsidiaries and owned shares in Affiliates according to Appendix 2 with all dividend rights (if any) attached thereto.

       (b) Seller will cause Company to make the share ledger of Company available to Buyer;

       (c) A certificate in approved terms signed by Seller confirming that as far as Seller is aware all conditions to Closing are fulfilled.

       (d) Each party will deliver to the other all certificates and other documents required to be delivered by such party under this Agreement.

2.7    SHAREHOLDERS MEETING

       At Closing an Extraordinary General Meeting of Company's shareholders shall be held by Buyer in order to elect a new Board of Directors chosen by Buyer.

2.8    MODIFICATION

       If the Swedish Competition Authority should request or require that any provision or part thereof of this Agreement or other documents hereunder be terminated, deleted or amended, the Parties will negotiate in good faith with each other and with that authority with a view to modifying any such provision in a manner which as closely as reasonably practicable reflects the commercial objectives and effect of the transaction contemplated hereby but for the avoidance of doubt, no party will have any legally binding obligation to so agree provided that Buyer or Seller, as the case


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       may be, will have the right to waive any provision, that is for the benefit of such waiving party, in order to satisfy the conditions of this Agreement.

3.     REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Buyer the following and acknowledges that Buyer has entered into this Agreement in reliance on the representations and warranties. All such representations and warranties are true, complete and accurate as of the date hereof and will be true, complete and accurate in all material respects on Closing Date as if each had been made as of the Closing Date. It is, however, understood that if a specific representation refers to a specific date such representation would apply to such date only. The warranties are continuing warranties and will not merge on Closing but will remain in full force and effect.

3.1    SELLERS TITLE TO THE SHARES; SUBSIDIARIES

       Seller owns and has good and marketable title to the Shares, free and clear of all Liens. The Shares are fully transferable to Buyer.

       Company owns directly or indirectly and has good and marketable title directly or indirectly to all the outstanding shares of Subsidiaries and to the number of shares of Affiliates, as set forth in Exhibit 3.1 a.

       The Shares and the outstanding shares of Subsidiaries and Affiliates directly or indirectly owned by Company have been duly authorized, legally and validly issued and are fully paid. No convertible debentures, warrants or other securities of Company or any Subsidiary or Affiliate are issued and outstanding.

       Other than set forth in Exhibit 3.1.b there is no legal, audit or any other requirement for Seller or any shareholder in the Group to pay any additional capital into Company, Subsidiaries or Affiliates.

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3.2    NO CONFLICT

       Subject to section 7, the execution of this Agreement, the consummation of the transaction(s) contemplated and the fulfilment of its terms will not result in a breach of any applicable law, any judgement, decree or order of any court, governmental body or authority applicable to Seller, Company, any Subsidiary or any Affiliate, or the articles of association of Seller, Company, any Subsidiary or any Affiliate, or, to the best of Seller's knowledge, any applicable competition rules.

3.3    NO VIOLATION/CHANGE OF CONTROL

       Except as disclosed in Exhibit 3.3, neither this Agreement, nor the transaction(s) contemplated herein are in violation of the articles of association or other organizational instruments of Company or Subsidiaries or will, in accordance with the terms of any Material Agreement, constitute a breach of or an event of default under such agreement to which Seller or Company or any Subsidiary is a party or to which any of its assets are bound, or will, in accordance with its terms modify in any way the rights and obligations of any of the parties thereto.

3.4    ORGANIZATION AND EXISTENCE

       Each of Company, Subsidiaries and Affiliates is duly organized and validly existing under the laws of its jurisdiction, and has the legal capacity and corporate authority to own its property and carry on its business as now conducted and is not in breach of its articles of association.

3.5    ASSETS

       Each of Company and Subsidiaries has right of use of the material assets and properties used in and necessary for the conduct of its business either as owner, holder of customer owned tools or as lessee and such assets and properties are in good working condition for their intended use, normal wear and tear excluded and are free and clear of any Lien, other than reservations of title provided for in contracts or the relevant invoices for the purchase


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       of goods entered into in the ordinary course of business and other than
       Liens reflected in the Accounts and the Audited Financial Statements.

       There is no cancellation or other material obstacle to the deliveries to be made to and from the Group under existing undertakings and the stocks of the Group are in good marketable condition and saleable at prices recorded in the books of the Group.

3.6    REAL PROPERTY

       Exhibit 3.6.a sets forth a true and complete list of all real property and interests in real property owned or otherwise held, directly or indirectly (including sale and leaseback transactions entered into), by Company Subsidiaries. The Property owned by Company and Subsidiaries, is held free and clear of all Liens or rights of third parties except as set forth in Exhibit 3.6.a.

       Exhibit 3.6.b is a complete list of all leases to third parties by Company and Subsidiaries.

       Exhibit 3.6.c attached hereto is a true and complete list of all leases, subleases, and other agreements under which Company and Subsidiaries use or occupy or have the right to use and/or occupy any real property.

       No real estate or leasehold interest, owned, leased, occupied or used by Company, any Subsidiary or any Affiliate, is subject to any official or governmental complaint or notice of violation of any applicable zoning or building code.

       Except as set forth in Exhibit 3.6.b and c, neither Company nor Subsidiaries whether as tenant or landlord is in default in any material respect under any real property lease and no written claim of any default thereunder has been received by Seller which has not been cured.

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3.7    INSURANCE

       Each of Company and Subsidiaries is fully insured according to normal business practice either by way of global policy held by Seller or a Seller Affiliate or by policies listed in Exhibit 3.7.

       Nothing has been done or omitted to be done which reasonably would or might make the policies listed in Exhibit 3.7 void or voidable and all premiums due have been duly paid and, as of the date of this Agreement, there is no claim outstanding under such policies.

       In addition to the policies listed in Exhibit 3.7, Company and Subsidiaries are insured under a policy held by Seller or Seller Affiliate, covering inter alia property damage, interruption and product liability. Seller will cause this insurance to be maintained up to and including 30 days after the Closing Date.

       Neither Seller nor Company nor Subsidiaries have been notified by any insurer that it will discontinue the insurance or materially change the conditions in the insurances listed in Exhibit 3.7 or that Seller, Company or any Subsidiary is required to or that it is advisable for any of them to carry out any maintenance, repairs or other work in relation to any of the assets of Company or Subsidiaries.

3.8    EMPLOYMENT MATTERS

       a) Exhibit 3.8.a lists all employees and officers of Company with a salary in excess of SEK 500.000 per annum including all benefits.

       b) Except as set forth in Exhibit 3.8.b or expressly provided for in the general and local collective bargaining agreements applicable to Company and Subsidiaries and their respective employees, or established or required by Swedish law, there are no deferred compensation agreements, bonus plans, profit sharing plans, pension plans, severance or retirement plans, employees stock option or purchase plans, private life insurance plans or hospitalization insurance plans in effect

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            with respect to any current or former director, officer or other employee of Company or any Subsidiary.

            Neither Company nor any Subsidiary has, effective after 1 July 1996, granted any general wage increase, or adopted any bonus, profit sharing, pension, savings or other employee benefit plan or amendment thereto or entered into any employment contracts except in the ordinary course of business.

            Neither Company nor any Subsidiary has any current, future or contingent liability in respect of current or past employees in respect of pension or related retirement benefits that are not either fully insured by a third party, fully funded or fully provisioned in the Audited Financial Statements and the Accounts except as indicated in Exhibit 3.8.b.

       c) As of signing of this Agreement there is no pending claim by any current or former Company or Subsidiary director, officer or employee against Company or any Subsidiary or labour or union litigation in respect of Company or any Subsidiary. As of signing, Company and Subsidiaries have not received notice of any outstanding labour disputes including go-slows, stoppages or grievances with respect to Company and Subsidiary employees which would have or result in a Material Adverse Effect. Neither Company nor any Subsidiary has received notice of any claim that it has not complied with any employment-, labour- or related laws.

       d) Neither Company nor any of Subsidiaries has entered into reemployment undertakings other than as set forth in Exhibit 3.8.d. The reemployment undertakings related to Applied Composites AB and to Seitz Skandinavien AB will not cause Company to incur costs which would otherwise not be incurred, provided that Company takes all appropriate measures in case of the execution by a beneficiary of a reemployment undertaking.



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3.9    FINANCIAL STATEMENTS

       Except as otherwise provided in this Agreement and in Exhibit 3.9, and except for the values of the real estates Granaten 28, Tidaholm, Sibbarp 24:1, Eslov and Assarebyn 1:15, Fargelanda, the Accounts and the Audited Financial Statements, give an accurate and complete view of Company's and Subsidiaries' financial condition as of the respective date and the results of their operations during the respective periods. The Accounts and the Audited Financial Statements have been prepared in accordance with the Accounting Principles.

3.10   BOOKS AND RECORDS

       All Company and Subsidiary books and records have been properly maintained in accordance with the legal requirements of Company's and Subsidiaries' jurisdiction and are, together with all company minutes, agreements, permits, etc., kept with Company and Subsidiaries respectively.

3.11   SHAREHOLDER CONTRIBUTIONS

       Neither Company nor any Subsidiary has debt or obligation to make a payment of any kind to Seller or any Seller Affiliate, other than in the ordinary course of business.

3.12   TAXES

       The Audited Financial Statement and the Accounts are correct and contain adequate reserves for all unpaid real property, personal property, income, social security, customs, duties and all other taxes and governmental or authority charges (collectively the "Taxes") for Company and Subsidiaries, including interest and penalties in respect thereof, for the financial year ended December 31, 1995, and all fiscal periods ended prior thereto and for the period 1 January through 30 June 1996.

       Company and Subsidiaries have timely and accurately filed all required returns and reports covering the Taxes and paid all Taxes fallen due.

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3.13   LITIGATION AND CLAIMS

       As of signing of this Agreement and except as disclosed in Exhibit 3.13, there are no civil, criminal or administrative actions or investigations, litigation or arbitration proceedings pending irrespective of its kind or, to the best of Seller's knowledge, threatened, or any claim asserted against Company which individually or in aggregate could result in a Material Adverse Effect.

3.14   DIVIDENDS

       Since 31 December 1995 up to and including Closing, Company has not declared any dividends, paid any management charges or group contributions to Seller or Seller Affiliate or made any other distribution of its profits or unrestricted equity to Seller or Seller Affiliate or made any disposition to such effect.

3.15   INTELLECTUAL PROPERTY

       The conduct by Company and each of Subsidiaries of their present business activities does not to the best of Seller's knowledge infringe upon or violate the proprietary rights of any third party.

       All know-how, business secrets and other intellectual property rights which Company and Subsidiaries use or require for the proper conduct of their business as currently pursued are either vested in Company or licenced to Company or its Subsidiaries as the case may be.

       Neither Company nor any Subsidiary has granted licences or other rights other than as set forth in Exhibit 3.15.

       There is no claim, litigation or legal action as to any such knowhow, business secret or intellectual property right pending or to the best of Seller's knowledge anticipated.


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3.16   ENVIRONMENT

       At Closing,

       a) Company and Subsidiaries have obtained all material permits, licenses and other authorizations which are required for operation of their business under any applicable laws, statutes, directives and regulations ("Environmental Laws") relating to pollution or protection of public health and the environment, including laws, rules, regulations, policies or guidelines relating to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, industrial, toxic or hazardous substances or wastes or any other material, the presence of which required investigation or disclosure under Environmental Laws. (Buyer is aware that the Ljungby plant is under present application for extended trial period and the plant in Aviken is consented to by the local authorities but not formally applied for to such authorities.);

       b) Except as provided for above, each of Company and Subsidiaries is in compliance in all material respects with all required permits, licenses, decrees, judgments, orders, authorizations and Environmental Laws. Neither Seller nor Company nor any of Subsidiaries has received written notice of, any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, storage, disposal, transport, or handling, the emission, discharge or release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste or any other material, the presence of which requires investigation or disclosure under Environmental Laws, which have not been properly discharged of under Environmental Laws applicable as of signing of this Agreement and which

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            could reasonably be expected to have a Material Adverse Effect on Company and Subsidiaries. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Company or Subsidiaries relating to Environmental Laws or any regulation, code, plan, order, decree, judgment or injunction promulgated or approved thereunder;

       c) All measures required in relation to any pollution created by any company in the Group has been undertaken in as far as such measures results from pollution and/or contamination caused by any company in the Group prior to Closing, and no unsettled claims by third parties exist for environmental damage caused by a company in the Group prior to Closing or due to such event which existed at the time of Closing and which could not have been remedied by Buyer.

       d) As to claims made under this section 3.16 Seller shall be invited at its own cost to participate in any such investigations and procedures related thereto and shall at Buyer's request grant such reasonable assistance as may be deemed required. In addition, provided that such defense is reasonable, Buyer shall exercise any defense Seller would ask Buyer to exercise together with Seller against such investigations and claims.


3.17   BUSINESS ARRANGEMENT

       Except as set forth in Exhibit 3.17, neither Company nor any Subsidiary is bound by any agreement that restrict its business activity or its disposition of its assets.

3.18   INDEBTEDNESS

       Accurate descriptions of (i) all material loan, credit, overdraft facilities agreements and (ii) other indebtedness, incurred outside the ordinary course of business, and (iii) Company and Subsidiary securities pledged therefor, are set forth in Exhibit 3.18.

3.19   ACCOUNT RECEIVABLE

       Except as set forth in Exhibit 3.19, all accounts receivable shown in the Accounts are good and collectible in the ordinary course of business.

3.20   COMPLIANCE WITH LAW

       In respect of issues other than environmental which have been specifically addressed under section 3.16, Company and Subsidiaries are in compliance with, and are not in default or violation in any respect of any applicable law, regulation, permit or ordinance affecting its properties or the operation of its businesses, where such non-compliance individually or in the aggregate could have a Material Adverse Effect.

3.21   INTER-COMPANY ARRANGEMENTS

       As of Closing, all amounts owed to Company or Subsidiaries by Seller or any Seller Affiliate, except for those relating to purchases of products under market terms and contractual conditions normal in the ordinary course of business, will have been paid. All guarantees given by or binding on Company or any Subsidiaries in respect of any or obligations of Seller or any Seller Affiliate will have been fully and effectively released without any payment or other consideration for such release by Company or Subsidiaries. Except as set forth in Exhibit 3.21, there are no agreements, guarantees, indemnity arrangements or other rights, obligations or debts between Company or any Subsidiary on the one hand and Seller, any Seller Affiliate or any Affiliate on the other hand other than in the ordinary course of business.

3.22   MATERIAL AGREEMENTS

3.22.1 In this Agreement "Material Agreement" means all binding contracts, agreements, understandings or obligation as amended, supplemented or modified, whether oral or written, (in this Section "Contracts") which fulfil any of the criteria described below to which any of Company and Subsidiaries

            (in this Section "the Companies") is a party, and provided the loss of such Contract would have a Material Adverse Effect.

        (i) Each Contract which involves performance of service or delivery of goods and/or materials by any of the Companies of an amount or value in excess of SEK 1,000,000;

       (ii) Each finance or equipment lease, rental agreement, licence, instalment and conditional sale agreement in relation to any property, except such Contracts having a value per item or aggregate payments in any one year of less than SEK 1,000,000.

      (iii) Each joint venture contract, partnership arrangement, research and development agreement or other Contract involving a sharing of profits, losses, costs, or liabilities by any of the Companies with any other person which Contract accounts for more than SEK 1,000,000.

       (iv) Those agreements listed in Exhibit 3.18 under section 3.18.


        (v) Each written warranty, guarantee or other similar undertaking with respect to contractual performance extended by any of the Companies other than in the ordinary course of business.

3.22.2 Neither Company nor any Subsidiary is liable or potentially liable under any binding guarantee other than guarantees within the Group and guarantees listed in the Audited Financial Statement and in Tanum Komponenter AB's financial statements as of 31 December 1995, which would if called have a Material Adverse Effect.

3.22.3 All Material Agreements are valid and in full force and effect and constitute legal, valid and binding obligations of Company and/or the Subsidiaries and no notice of cancellation or renegotiation has been given to or received by Company or any of Subsidiaries with respect to any Material Agreement.

3.22.4 Except as described in Exhibit 3.22.4 there are no supply or purchase contracts which are Material Agreements and which cannot be terminated in accordance with their terms by notice of twelve months or less.

3.22.5      There are no existing defaults by any party to any Material
            Agreements.

3.23   CHANGES SINCE 31 DECEMBER 1995

       Except as set forth in Exhibit 3.23, since 31 December 1995 through 30 June 1996 there has not occurred, arisen or been created, any material change in the business operations or internal conditions (financial or otherwise) of Company or any Subsidiary, which is not reflected in the Accounts.

       The discontinuation of the manufacturing of mobile cold storages will not cause the company to incur costs due to the discontinuation of the production, including but not limited to unnecessary investments, corresponding to not yet depreciated investments, lay offs and other closing costs to be taken in direct relation to the cessation of the production.

       Since 30 June 1996 through the date hereof and except as set forth in
       Exhibit 3.23.

       a) the business and affairs of Company and Subsidiaries have been conducted and carried on only in the ordinary course of business;

       b) Company and Subsidiaries have not made any change in any method of accounting practice or policy;

       c) there has been no change in the share capital of Company and Subsidiaries;

       d) the Group has not surrendered to Seller or any Seller Affiliate any of its tax reserve credits and benefits as of January 1, 1996; and

       e) the Group has not entered into any non arms length employment or consultant contract(s).

3.24   INTERIM OPERATION

       During the period starting on the date of signing of this Agreement and up to Closing, Seller will cause Company and each of Subsidiaries to be operated in a prudent manner, in the normal course of its business and in accordance with the following (except as otherwise authorized in writing by Buyer):

       (i) No dispositions of any significant assets other than in the ordinary course of business;

       (ii) No major expenditures, transactions, commitments, undertaking or actions outside the normal course of business.

       Seller will cause Company and each of Subsidiaries to keep Buyer contemporaneously informed of any business decisions within the ordinary course of business, (except for day to day matters) and of other not insignificant events.

       Seller further undertakes to keep Buyer informed of the development of Company's business by providing Buyer with copies of the Company's management reports.

       Seller will advice Buyer without delay of any anticipated material adverse change.

       Until Closing, Seller will give Buyer and its representatives access during normal business hours to Company premises and to all relevant Group books, records and documents and provide to Buyer copies thereof as requested by Buyer in consultation with the managing director of Company.

3.25   AFFILIATES

       All material information regarding the Affiliates and their businesses known to Company and Subsidiaries has been

                                                                             23
       disclosed to Buyer.

4.     INDEMNIFICATION BY SELLER

4.1    SELLER'S INDEMNIFICATION OBLIGATION

       a) Subject to the terms of this section, Seller hereby agrees to indemnify and hold harmless Buyer, Company and each Subsidiary from any losses, damages, claims, liabilities or expenses directly or indirectly suffered or incurred by Buyer, Company or any Subsidiary as a result of or on account of any of Seller's representation, warranty or covenant ("Losses") however caused provided that Seller shall not be liable under this section in respect of any claim arising out of facts or circumstances expressly stated in this Agreement with its appendices and exhibits or excepted from Seller's liability as provided hereinafter.

       b) Seller will pay to Buyer any amounts to which Buyer is entitled as indemnification hereunder as soon as practicable and in no event later than 30 days after a claim for such indemnification has been submitted by Buyer to Seller, or if such claim is disputed by Seller, as soon as practicable but not later than 30 days after a valid and final judgement in respect of such claim has been entered.

            In the event of a claim by Buyer for indemnification by Seller hereunder, in respect of a matter which in Seller's reasonable opinion is capable of cure, Seller will have the right, exercisable upon written notice within seven days to Buyer, to attempt to cure the breach of representation or warranty in question for a period of 30 days following the date of notice by Buyer to Seller claiming indemnification with respect thereto.

       c) The amount of any Loss shall be calculated taking into account any tax benefits which can be realized under any applicable law by Buyer, Company, or any Subsidiary on account of the Loss.

             The amount of any Loss related to the divestiture agreement with Applied Composites AB shall be reduced to 75 % of the actual Loss.

             The amount of any Loss related to the specific environmental matters referred to in Section 3.16 c shall be reduced to 50 % of the actual Loss, if such Loss is due to new legislation enacted after Closing and which new legislation gives rise to obligations ordered by authorities under such laws.

       d) The payment of indemnification claims under this Agreement will be deemed to be in the nature of reduction of the Purchase Price.

       e) Interest will be calculated on the indemnifiable Loss as from Closing Date or, if the Loss is related to a payment after Closing by Company or any Subsidiary, as from the date of such payment.

             The interest rate will be in accordance with 5 Section , the Swedish Interest Act up to 30 days after the date of Buyer's claim and in accordance with 6 Section thereafter until payment is made.

       f) In the event of a claim by Buyer for indemnification in respect of accounts receivable other than due by Seller, which claim is paid by Seller, Buyer will cause Company or the respective Subsidiary to assign to Seller, the accounts receivable in question.

4.2    INDEMNIFICATION LIMITATION

       Seller will not be obligated to indemnify Buyer for any Loss for which the Purchase Price has been adjusted pursuant to Section 1.4.

       a) Save as for claims related to the divestiture agreement with Applied Composites AB and to the discontinuation of the manufacturing of mobile cold storages, Seller will not be obliged to indemnify Buyer for any Loss unless the aggregate amount of all Losses is greater than SEK 3,000,000 (it is understood that if the Losses exceed such SEK 3,000,000, the Buyer shall be entitled to indemnification for the aggregate amount of all Losses).

            It is further understood that Losses for which Seller's liability has expired as set forth in subsection b) and c) below will neither be subject to any payment obligation of Seller nor included in the of the aggregate amount except if the aggregate amount of Losses, for which claims have been duly made on and before 28 February 1998 and of Losses under subsection c) (iii) below, for which claims have been duly made within the time limit set out therein, exceeds SEK 3,000,000, then the cumulative amount of such Losses will be recoverable.

       b) Except as provided in subsection 4.2.c below, any claims for indemnification hereunder will be made in writing not later than 60 days after Buyer becomes aware of the breach in question, describing in reasonable detail the nature of the claim and a good faith estimate of the amount claimed. Seller's obligation to indemnify Buyer in respect of such claim will only apply to claims made on or before 28 February 1998.

       c)(i)Any claims for indemnification in respect of liabilities for taxes and social charges will be made by Buyer in writing as soon as possible after liability has been claimed with Buyer, Company or any Subsidiary by the relevant authority, and Seller's obligation to indemnify Buyer in respect of such liability terminate on the earlier of three months thereafter or three months after valid and final judgment with respect to such liability has been entered by a court or tax authority of competent jurisdiction.

       (ii) Any claims for indemnification in respect of environmental matters will be made by Buyer in writing not later than 60 days after Buyer becomes aware of the breach in question, describing in reasonable detail the nature of the claim and a good faith estimate of the amount claimed. Seller's obligation to indemnify Buyer in respect of such claim will only apply to claims made on or before 1 March 2004.

      (iii) Any claims for indemnification in respect of the representation and warranty given under the last sentence of section 3.8 d and for environmental claims in relation to the divestiture agreements with Seitz Skandinavien AB, Hagglunds Vehicle AB and Applied
            AB will be made by Buyer in writing not later than 60 days after Buyer becomes aware of the breach in question, describing in reasonable detail the nature of the claim and a good faith estimate of the amount claimed. Seller's obligation to indemnify Buyer in respect of such claim will only apply to claims made on or before the original expiry date of the respective reemployement undertaking and the expiry of the environmental representations and warranties under the said divestiture agreements, as the case may be.

       d) The aggregate amount for which Seller may be liable under this section shall in no case exceed the Purchase Price.

4.3    THIRD PARTY CLAIMS

       When Buyer becomes aware of any claim, suit, action or proceeding by a third party - including tax authorities - against Company or any Subsidiary which may give rise to a Loss which may be indemnifiable under this section, Buyer will, unless it is evident that time will not allow such procedure:

       a) not make any admission of liability, agreement or compromise to or with any person or entity in respect thereto without the Seller's prior written consent, which consent will not be unreasonably withheld;

       b) permit Seller and its professional advisors to have reasonable access to Company's and Subsidiaries' personnel and to any relevant accounts, documents and records within the possession and control of Company or any Subsidiary to enable Seller and its professional advisors to assess the merits and potential liability in respect of its claim, suit, action or proceeding and to take copies of such relevant accounts, documents and records at their own expense; provided, however, that Seller will have no rights under this section if Buyer agrees to discharge and release Seller from its indemnification obligation hereunder in of the Loss or portion thereof which arises out of the claim, action or proceeding;

       c) give prompt notice to Seller, and Seller will have the right at its election to cooperate in the defense of such third-party claim at its own expense by giving prompt notice to Buyer. Buyer will, in handling the defense, do so acting in good faith and taking into consideration the reasonable interests of Seller.


5.     REPRESENTATIONS AND WARRANTIES OF BUYER AND SELLER

       Each of Buyer and Seller warrants that it is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction and has all corporate power and authority to make and perform its respective obligations under this Agreement.

       This Agreement has been duly authorized and, upon execution and delivery by Buyer and Seller, is a valid and binding obligation of Buyer and Seller enforceable against them in accordance with its terms.


6.     JOINT COVENANTS

6.1    PUBLICITY

       No press release or other announcement concerning the transaction contemplated by this Agreement or any auxiliary matter will be made by either party except on prior notice to and with the consent of the other party, provided that nothing in this Agreement prevents either party or any affiliated company from making, in consultation with the other party, any announcement of filing required by applicable law or regulation or by the rules and regulations of any Stock Exchange on which it is listed.

6.2    CONFIDENTIALITY

       Seller covenants up to and including the fifth anniversary of Closing not to make use of or disclose any confidential information which is a business or trade secret in Company's existing business as of Closing. The non-disclosure obligation will not, however, apply to any information which was generally avilable to the public or has become - through no act or failure of Seller - public information or generally available to the public, or which may be required by law or called for by the requirements of any Stock Exchange.

6.3    NON COMPETE

       Seller and Seller's Affiliates will neither directly nor indirectly through third parties for a period of three years from Closing enter into business arrangements in direct competition with Company's or Subsidiaries' business as pursued as of the Date of Closing including but not limited to, in Europe, Canada, United States, Mexico, China, India, Singapore, Thailand, Korea, Malaysia or Indonesia and will not, during a period of two years from Closing, solicit for employment or offer employment to the employees listed in Exhibit 3.8.a.

6.4    REMEDIES

       The remedies being the representations and warranties herein given and indemnifications being the reduction in Purchase Price and interest provided for in this Agreement shall be exclusive.


7.     COMPLIANCE WITH COMPETITION REGULATIONS

       The Parties shall immediately upon effectivity of this Agreement jointly notify the Swedish Competition Authority of the acquisition by Buyer.

8.     RELEASE OF SELLER'S PARENT GUARANTEE

       As to the parent guarantee by Seller set forth in Exhibit 3.21 Buyer undertakes to procure the release of the guarantor from such guarantee as of the Closing Date.

       As to the parent guarantee by Borealis A/S to FR Fastighetsrenting AB set forth in Exhibit 3.21 Buyer undertakes to procure the release of Borealis A/S from the guarantee not later than 30 June 1998. The Buyer and the Buyer's Swedish subsidiary - Lear Corporation Sweden AB - will on the Closing Date issue to Borealis A/S a joint and several undertaking to reimburse Borealis A/S for any payments made by Borealis A/S under its gurantee to FR Fastighetsrenting AB related to the time after Closing Date (including any costs incurred by Borealis A/S in connection herewith). Such undertaking will be in the format provided for in Appendix 8. Further Borealis A/S will have full recourse against the Company for any such payment or cost.

       Seller shall assist Buyer and Company in defending itself against any challenge or claim instituted by FR Fastighetsrenting AB against Company provided Company continues to fulfill its current obligations under the Lease Contracts in connection with the leases and options as to the real estate Granaten 28, Tidaholm and Assarebyn 1:15, Fargelanda.

       Buyer will cause Company to keep Borealis A/S contemporaneously informed on its payment to FR
       Fastighetsrenting AB and on any request by FR Fastighetsrenting AB for changes to the payment scheme or to its agreement with FR Fastighetsrenting AB

9.     NAME CHANGE

       Buyer shall cause Company and each Subsidiary to delete the word "Borealis" from its respective corporate name and trade marks and trade names without undue delay after Closing and not later than 31 December 1996.

       Buyer shall further cause Company and Subsidiaries within the same time period to cease to use the logotypes of "Borealis" presently used by Company and Subsidiaries.


10.    DISCHARGE OF DIRECTORS LIABILITY

       Buyer shall as soon as possible, at the ordinary shareholders meeting of Company and each Subsidiary, cause the directors and managing directors of Company and each Subsidiary to be discharged from liability for their administration of Company and each Subsidiary as from 1 January 1996 up to and including the Closing Date, provided that the respective external auditors of Company and Subsidiaries recommend such discharge from liability.


11.    EFFECTIVITY

       This Agreement is effective upon the signing of both Parties and the approval hereof by the respective board of directors of the Parties.

12.    MISCELLANEOUS

12.1   ENTIRE AGREEMENT

       This Agreement, including all appendices and exhibits, supersedes any other agreements, oral or written, between the parties, including Seller's Affiliates - except for the confidentiality agreement entered into 14 May 1996, which however shall cease to be valid on Closing - with respect to the subject matter.


12.2   AMENDMENTS

       This Agreement may be amended only in writing by both parties.

12.3   NOTICES

       Any notice, consent and other communication to be provided under this Agreement shall be provided in accordance with the following notice information:

       If to Seller; to Borealis Holding AB, S- 444 86 Stenungsund, Sweden, with copy to Mr Bjarne Mitts, Borealis Coordination Center N.V., Woluwe Garden, Woluwedal 26, B-1932 Sint-Stevens-Woluwe, Belgien.

       If to Buyer; to Lear Corporation, att: General Counsel and head of the legal Department, Southfield, MI 48086, USA, telefax: 1-810-7461677.

       Messages shall be submitted by courier or telefax, courier to be deemed received two business days after remittance and telefax the business day of the remittance subject to confirmed telefax receipt.

12.4   COSTS

       Seller and Buyer will each bear its own fees and expenses, including legal fees and expenses, incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated.

12.5   NO WAIVER

       Save as provided for as to the right to grant specific waivers, the failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of any right hereunder, nor shall it deprive that party of the right thereafter to insist upon the strict adherence to that term or any other of this Agreement.

12.6   EXECUTION

       This Agreement shall be executed in two counterparts.

12.7   LANGUAGE

       This Agreement is executed in the English language and shall be construed and interpreted in accordance with the English language text.

12.8   ILLEGALITY

       Save as provided for in article 2.8, in the event any provision of this Agreement is declared illegal or unenforceable, it is the intent of the parties that the remaining provisions shall continue in full force and effect, provided that the fundamental considerations which induced the parties to enter this Agreement remain valid.

12.9   FURTHER ASSISTANCE

       Seller shall do everything reasonably required of it upon notice from Buyer to carry out and give full effect to this Agreement.

12.10  GOVERNING LAW AND JURISDICTION

       This Agreement shall be governed by and construed in accordance with the laws of Sweden (excluding the law 1987:822 on International Sales).

       All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The arbitration shall take place in London, UK, and the language to be used in the proceedings shall be English.


---------------------


The Parties and the undersigned guarantors confirm that this agreement was entered into as of 22 November 1996.



        the 9 December 1996                  the 9 December 1996

BOREALIS HOLDING AB                      LEAR CORPORATION
                                         SWEDEN AB

/s/ Bjarne Mitts                         /s/ William A. Reaume
------------------------                 -------------------------




Borealis A/S hereby guarantees as for its own debt for the undertakings by Borealis Holding AB set forth in sections 3, 4 and 8 of this Agreement above. Borealis A/S hereby submits itself to arbitration in accordance with section
12.10 above and accepts irrevocably and unconditionally the nomination of arbitrator by Borealis Holding AB as a nomination of its own and hence to be deemed as jointly nominated by them.

        the 9 December 1996

BOREALIS A/S

/s/ Bjarne Mitts
---------------------

Lear Corporation hereby guarantees as for its own debt for the undertakings by Buyer set forth in sections 1, 2, 5, 8 and 9 of this Agreement above. Lear Corporation hereby submits itself to arbitration in accordance with section
12.10 and accepts irrevocably and unconditionally the nomination of arbitrator by Buyer as a nomination of its own and hence to be deemed as jointly nominated by them.

           the 9 December 1996

     LEAR CORPORATION

      /s/ William A. Reaume
     ----------------------